Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333-210313) on Form S-1 of Equinox Frontier Funds of our report dated April 27, 2016, relating to our audit of the statement of financial condition of Equinox Fund Management, LLC as of December 31, 2015, which appears in this Current Report on Form 8-K filed by Equinox Frontier Funds on April 29, 2016.

/s/ RSM US LLP

Denver, Colorado

April 29, 2016